Exhibit 2.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT is made as of the 25th day of May, 2004, by and between LNR ALEXANDRIA LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter called “Seller”), and LHO ALEXANDRIA ONE, L.L.C., a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (“LHOP”), entered into a Purchase and Sale Agreement, dated as of May 6, 2004, as amended by a First Amendment thereto, dated as of May 24, 2004 (the “Agreement”), pursuant to which Seller agreed to sell and LHOP agreed to purchase the hotel known as the Hilton Old Town Alexandria in Alexandria, Virginia (the “Hotel”); and

WHEREAS, LHOP assigned all of its right, title and interest in and to the Agreement to Purchaser; and

WHEREAS, the Seller and Purchaser desire to amend the Agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:

1.    The date of May 27, 2004, set forth in Section 1(B) of the Agreement is deleted and the date of May 28, 2004, is substituted in lieu thereof.

2. The date of May 24, 2004, in Section 1(D) of the Agreement is deleted and the date of May 25, 2004 is substituted in lieu thereof.

3.    The date of May 24, 2004, in the second sentence of Section 2(B) of the Agreement is deleted and the: “the earlier to occur of the Closing or May 27, 2004,” is substituted in lieu thereof.

4.    The following Section 2(C) is inserted in the Agreement immediately following Section 2(B) of the Agreement:

C.    Repair Work.    A portion of the Purchase Price in the amount of $421,600 (the “Holdback”) shall be held back from Seller and placed in escrow with the Title Company at Closing. The Holdback shall be held by the Title Company in accordance with the terms hereof and invested in a money market account with all interest earned thereon becoming a part of the Holdback. Purchaser shall be entitled to be reimbursed out of the Holdback for expenses incurred by Purchaser in connection with the work described on Exhibit U attached hereto (the “Repair Work”) as such work progresses upon presentation of invoices, receipts and other reasonable documentation to Seller and the Title Company evidencing such expenses, subject to the terms hereof. Seller shall retain all warranty and other claims against the general contractor, the subcontractors, the architect and their respective suppliers and lower-tier subcontractors (the “Warranty Parties”) in connection with the items reflected on Exhibit U. Seller shall have the exclusive right to proceed in arbitration or litigation, as the case may be, against the Warranty Parties connection with the items reflected on Exhibit U, and any award, judgment, settlement or other recovery from or against the Warranty Parties as a result of such items shall belong to Seller. Purchaser agrees to cooperate reasonably with the Seller in Seller’s pursuit of claims against the Warranty Parties, provided that such cooperation shall be at no expense to Purchaser. Purchaser agrees not to commence the Repair Work until the sooner of: (i) an agreement (the “Warranty Parties Agreement”) satisfactory to Seller (and consented to by Purchaser, which consent shall not be unreasonably withheld) has been reached with any Warranty Parties for the completion of the Repair Work, or (ii) 30 days from the Closing Date. Purchaser agrees to allow the Repair Work to be completed by any Warranty Parties agreeing to do so provided such Repair Work is promptly commenced and diligently completed and provided Purchaser shall have the right to verify that such Repair Work has been properly completed and paid for by the Warranty Parties. Any Holdback funds remaining in escrow with the Title Company after the earlier of (i) the date upon which Purchaser is able to verify that all Repair Work has been completed and paid for and Purchaser has been reimbursed for the Repair Work, or (ii) the date which is 210 days following Closing shall be distributed to Seller.

5.    Section 6(6) of the Agreement is deleted and the following is substituted in lieu thereof:

(6) As a condition to Purchaser’s and Seller’s obligations to perform hereunder, Hilton shall have consented to (A) an assignment of the Existing License Agreement to Purchaser as of the Closing and (B) an amendment to the Existing License Agreement as of the Closing substantially on the terms set forth in Exhibit V attached hereto.

6.    Except as modified herein, the Agreement and all of the terms and provisions thereof shall remain unmodified and in full force and effect. All terms used herein but not defined herein shall have the same meaning for purposes hereof as they do for purposes of the Agreement.

7.    This Second Amendment may be executed in counterparts and by facsimile signature, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first above written.

LNR ALEXANDRIA LIMITED PARTNERSHIP, a Delaware limited partnership

By:	LNR Alexandria Holdings, Inc. a Virginia corporation,

	By:	/s/ MARK T. BRIGGS

	Name:	Mark T. Briggs

	Title:	Vice President

By:	FLAUTT/Alexandria, INC., a Virginia corporation

	By:	/s/ ROBERT T. KAMM

	Name:	Robert T. Kamm

	Title:	Vice President

LHO ALEXANDRIA ONE, L.L.C., a Delaware limited liability company
By:	LaSalle Hotel Operating Partnership, L.P., its managing member
By:	LaSalle Hotel Properties, its general partner

	By:	/s/ MICHAEL D. BARNELLO

	Name:	Michael D. Barnello

	Title:	Authorized Signatory